Exhibit 2.3

STANDBY PURCHASE AGREEMENT

between

BANK OF THE OZARKS, INC.,

as Seller

and

CBM SUBSIDIARY HOLDINGS, L.P.,

as Standby Purchaser

Dated December 21, 2015

STANDBY PURCHASE AGREEMENT

THIS STANDBY PURCHASE AGREEMENT (this “Agreement”) is made as of December 21, 2015, by and between BANK OF THE OZARKS, INC., an Arkansas corporation (“Seller”), and CBM SUBSIDIARY HOLDINGS, L.P. (“CBM Subsidiary”), a limited partnership organized under the laws of Canada (“Standby Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller, Bank of the Ozarks (“Bank”), C1 Financial, Inc. (“Company”) and C1 Bank (“Company Bank”) have entered into an Agreement and Plan of Merger dated as of November 9, 2015 (the “Merger Agreement”);

WHEREAS, this Agreement is a condition subsequent to Seller and Bank executing the Merger Agreement and condition precedent to completing the Merger and the Bank Merger (as defined in the Merger Agreement);

WHEREAS, Company Bank has entered into the Loan Documents pursuant to which Company Bank has made the Loans to the applicable Debtors;

WHEREAS, upon consummation of the Bank Merger, Bank, as surviving entity and successor in interest to Company Bank, will be the owner of the Loans, and will simultaneously dividend such Loans to Seller (the “Dividend”);

WHEREAS, Seller and Bank have required, and Standby Purchaser has agreed to purchase from Seller, on the terms set forth herein, the Assigned Property immediately after the Effective Time and the Dividend;

WHEREAS, CBM Holdings Qualified Family, L.P., a limited partnership organized under the laws of Canada (the “Guarantor”), owns all of the partnership interests in the Standby Purchaser; and

WHEREAS, the Guarantor will, among other things, guaranty the obligations of Standby Purchaser pursuant to a Guaranty and will deliver the Consideration (as defined below) on behalf of the Standby Purchaser in satisfaction of the Brazilian Standby Purchase Price (as defined below).

NOW, THEREFORE, in consideration of the premises, the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Except as otherwise specified herein or as the context may otherwise require, the following terms have the meanings set forth below:

“Assigned Payments” means all amounts payable with respect to the Loans, including (without limitation) Scheduled Payments due on or after the Assignment Time, the principal and interest portions and the premium portion of any prepayment, proceeds from claims on any physical damage insurance, condemnation awards, late fees or charges, rights to indemnification, rights against third parties and any amount received as a result of the exercise of remedies under or with respect to the Loans upon the occurrence of an Event of Default.

“Assigned Property” means all of Seller’s right, title, interest, obligations, estate, claims and demands in, to and under (a) the Loans, (b) the Loan Documents, (c) the Assigned Payments, (d) the Collateral and (e) all of Seller’s beneficial interest in the Loans, including to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Seller against any Person, whether known or unknown, arising under or in connection with the Loan Documents, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to this Agreement.

“Assignment Time” means the time immediately succeeding the Effective Time and the Dividend.

“Brazilian Standby Purchase Price” means an amount equal to 75.14% of the aggregate “Net Book Value” of all Loans on Company Bank’s general ledger immediately prior to the Effective Time. For purposes hereof, “Net Book Value” means (a) net active principal balance, net of any unamortized, discounts, premiums or deferrals of costs or fees; (b) accrued but uncollected interest; related contra account; and (c) related allowance for loan and lease losses. For the purpose of this calculation, “Net Book Value” at the Effective Time shall exclude (i) any changes to the allowance for loan losses and (ii) any charge offs, in each case between the date of the Merger Agreement and Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States government or any day on which banking institutions in the State of Florida are authorized or obligated to close.

“Buyer Average Stock Price” has the meaning set forth in the Merger Agreement.

“Buyer Common Stock” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property, rights, security interests, and guarantees granted to or received by Company Bank under or in relation to the Loan Documents, as well as all substitutions therefor and additions thereto.

“Consideration” means the number of shares of Buyer Common Stock that are equivalent to the aggregate Brazilian Standby Purchase Price for the Loans determined on the basis of the Buyer Average Stock Price.

“Debtors” means LDC, Usina and Resisul and any successor borrower or exporter, as applicable, under the Loan Documents.

“Dividend” has the meaning set forth in the recitals hereto.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Event of Default” means the occurrence of a default or an event which with the giving of notice or passage of time or both would constitute a default under any Loan.

“Governmental Authority” means the government of the United States of America, Brazil, Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“knowledge” means, for purposes of Sections 3 and 4 or Section 5, the actual knowledge of the chief executive officer, president or chief financial officer of Seller or Standby Purchaser, respectively.

“Lien” means a security interest, lien, charge, pledge, equity or encumbrance of any kind, other than liens for taxes which are not yet due and payable, and liens of mechanics and materialmen and other similar liens arising in the ordinary course of business for sums not yet due and payable.

“LDC” means LDC-Sev Bioenergia S.A.

“LDC Loan” means the loan and other financial accommodations to LDC pursuant to the Export Prepayment Facility Agreement dated as of July 14, 2011 among LDC, Usina Continental S.A., LDC Bioenergia S.A., the lenders a party thereto, and The Bank of New York Mellon, as Administrative Agent and U.S. Collateral Agent, including all amendments thereto and together with the Loan Documents relating thereto and the Company Bank’s participation interest therein.

“Loan” means each of the LCD Loan, the Resisul Loan, the Usina Export Loan and the Usina Loan.

“Loan Documents” means, collectively, the documents listed on Schedule A hereto, together with all other documents now or hereafter delivered pursuant to or in connection with the transactions contemplated thereby, in each case, as amended, restated or supplemented.

“Merger” has the meaning set forth in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Resisul” means Resisul Fortaleza Ltda.

“Resisul Loan” means the loan and other financial accommodations to Resisul pursuant to the Loan Agreement (with Guaranty) dated as of June 24, 2013 among Resisul Fortaleza Ltda., as borrower, Bernardo Ernesto Simões Moniz Da Maia and Resinas Yser Ltda., as guarantors, and C1 Bank, as lender, as amended by the First Amendment to the Loan Agreement (with Guaranty) dated as of May 11, 2015 among such parties and Yser S.G.P.S. S.A., as an additional guarantor, including all amendments thereto and together with the Loan Documents relating thereto.

“Scheduled Payment” means, with respect to each Loan, any payment of interest, principal or principal and interest required to be made by a Debtor thereunder in accordance with the terms of such Loan and due to Seller.

“Securities Act” means the Securities Act of 1933, as amended.

“Usina” means Usina Goianésia S.A.

“Usina Export Loan” means the loan and other financial accommodations to Usina pursuant to the Export Prepayment Agreement (with Guaranty) dated as of May 21, 2013 among Usina, as exporter, Energética São Simão S.A., as a guarantor, Madam Agropecuária Ltda., as a guarantor, Bruno Bachmann Maranhão, as a guarantor, Felipe Maranhão Nader, as a guarantor, and the Company Bank, as lender, including all amendments thereto and together with all Loan Documents relating thereto.

“Usina Loan” means the loan and other financial accommodations to Usina pursuant to the Loan Agreement (with Guaranty) dated as of December 10, 2012 among Usina, as exporter, Energética São Simão S.A., as a guarantor, Madam Agropecuária Ltda., as a guarantor, Bruno Bachmann Maranhão, as a guarantor, Felipe Maranhão Nader, as a guarantor, and the Company Bank, as lender, including all amendments thereto, including the amendment changing certain terms and conditions thereof and the name thereof to an Export Prepayment Agreement (with Guaranty), including all amendments thereto and together with all Loan Documents relating thereto.

Section 2. Assignment; Payment of Purchase Price.

(a) Subject to the conditions precedent set forth on Schedule B hereto and the other provisions hereof, effective as of the Assignment Time, Seller hereby absolutely and unconditionally sells, transfers, conveys and assigns, without recourse (except with respect to a breach of its representations and warranties contained herein and subject to Section 6(h)), to Standby Purchaser, its successors and assigns, forever, and Standby Purchaser does hereby purchase and accept, the Assigned Property for the Consideration for each Loan, and hereby assumes all obligations and liabilities under, in regard to, or in connection with the Loan Documents, whether arising or accruing before or after the Assignment Time.

(b) It is intended that the conveyance of Seller’s right, title, interest and obligations in, to and under the Assigned Property pursuant to this Agreement shall constitute a purchase and sale and not a loan for federal and relevant state tax, bankruptcy and other purposes. After the Assignment Time, Seller shall have no right, title, interest, or obligation in, to and under the Assigned Property, and in the event of a bankruptcy of Seller, such Assigned Property shall not be included in Seller’s bankruptcy estate. No arrangement exists whereby Seller is to protect Standby Purchaser against (i) the risk of fluctuations in the market value of the Assigned Property or (ii) the risk of nonpayment by any Debtor.

(c) In satisfaction of the Consideration for the Assigned Property, Seller shall be entitled to withhold the number of shares of Buyer Common Stock equal to the Consideration payable to Guarantor pursuant to Section 2.07 of the Merger Agreement.

Section 3. Seller’s Representations and Warranties. Seller hereby makes each of the following representations and warranties to Standby Purchaser as of the date hereof (except as noted below) and the Assignment Time:

(a) Seller is an Arkansas corporation, with corporate powers and authority to own its properties and carry on its operations as now being conducted.

(b) Seller has full power, authority and legal right to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary action on the part of Seller, (ii) do not contravene any provisions of law applicable to Seller, (iii) do not contravene the certificate of incorporation or bylaws of Seller and (iv) do not and will not result in any breach of, or constitute a default under, any material indenture, mortgage, contract, agreement or instrument to which Seller is a party or by which it or its property is bound.

(c) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect any remedies for breaches hereof.

(d) There are no pending or, to the knowledge of Seller, threatened actions or proceedings before any court, administrative agency, or other governmental body that would materially and adversely affect the condition, business or operation of Seller or bring into question the validity of, or might in any way impair, the execution, delivery or performance by Seller of this Agreement.

(e) As of the Assignment Time, (i) no amendment or modification to the Loans has been executed by Seller and (ii) Seller has not assigned, sold, transferred, pledged or otherwise granted an interest in the Assigned Property to anyone other than Standby Purchaser.

Section 4. Seller’s Representations and Warranties Regarding the Assigned Property. Seller hereby makes each of the following representations and warranties as of the Assignment Time, in each case subject to Section 6(h):

(a) Each Loan:

(i) is a contract executed and delivered by a Debtor;

(ii) to the knowledge of Seller, based solely upon the closing certificates delivered on the date of Loan (if any), has been fully and properly authorized and executed by each Debtor and, to the knowledge of Seller, is in full force and effect; and

(iii) is not more than 30 days past due as of the Assignment Time.

(b) To the knowledge of Seller, no Loan is subject to any pending action or proceeding before any court, administrative agency, or other governmental body contesting the validity of such Loan.

(c) The full amount of each Loan has been funded; and no Loan contains a requirement on behalf of the holder thereof to extend additional financing to the related Debtor.

(d) No amendment or modification to the Loans not otherwise disclosed to Standby Purchaser has been executed by Bank.

(e) Bank has not assigned, sold, transferred, pledged or otherwise granted an interest in the Assigned Property, other than the Dividend.

(f) After giving effect to the Dividend and immediately prior to the sale provided for by this Agreement, Seller was the sole owner of the Assigned Property free and clear of Liens created by, through or under Seller and had the right to sell and assign all of its right, title and interest in and to all of the Assigned Property free and clear of Liens created by, through or under Seller. This Agreement vests in Standby Purchaser the Assigned Property free and clear of all Liens created by, through or under Seller, and the Assigned Property shall be and will remain free of all Liens created by, through or under Seller. Seller will take no action inconsistent with, and is estopped from challenging, Standby Purchaser’s ownership of the Assigned Property.

Section 5. Standby Purchaser’s Warranties and Representations. Standby Purchaser hereby warrants and represents to Seller as of the date hereof and the Assignment Time that:

(a) Standby Purchaser is a limited partnership organized under the laws of Canada, with the partnership powers and authority to own its properties and carry on its operations as now being conducted.

(b) Standby Purchaser has full power, authority and legal right to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement (i) have been duly authorized by all necessary action on the part of Standby Purchaser, (ii) do not contravene any provisions of law applicable to Standby Purchaser, (iii) do not contravene any of the organizational documents of Standby Purchaser and (iv) do not and will not result in any breach of, constitute a default under, any material indenture, mortgage, contract, agreement or instrument to which Standby Purchaser is a party or by which it or its property is bound.

(c) This Agreement constitutes the legal, valid and binding obligation of Standby Purchaser, enforceable against Standby Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect any remedies for breaches hereof.

(d) There are no pending or, to the knowledge of Standby Purchaser, threatened actions or proceedings before any court, administrative agency, or other governmental body that would materially and adversely affect the condition, business or operation of Standby Purchaser or bring into question the validity of, or might in any way impair, the execution, delivery or performance by Standby Purchaser of this Agreement.

(e) It understands that the conveyance of the Assigned Property, to the extent it may involve the sale of a security, is being offered and sold without registration under the Securities Act and applicable state securities laws in reliance upon an exemption from the registration requirements of the Securities Act and applicable state securities laws. It has such knowledge and experience in business and financial matters necessary to evaluate the merits and risks of an investment in the Assigned Property and is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. It is experienced in making investments in transactions similar to the Assigned Property and that it is financially able to undertake the risks involved in such an investment.

(f) It understands that the conveyance of the Assigned Property may be subject to restrictions on transferability and resale under the terms of the Loans.

(g) It has independently and without reliance upon Seller conducted its own credit evaluation, reviewed such information as it has deemed adequate and appropriate and made its own analysis of the Assigned Property. It has not relied upon any investigation or analysis conducted by, advice or communication from, nor any warranty or representation by, Seller or any agent or employee of Seller, express or implied, concerning the financial condition of any Debtor or the value of the Loans, or the tax or economic benefits of an investment in the Assigned Property and has received no legal, tax or accounting advice from Seller.

(h) It has had access to all financial and other information that it deems necessary to evaluate the merits and risks of an investment in the Assigned Property including the opportunity to ask questions, receive answers and obtain additional information from Seller. Standby Purchaser acknowledges that Seller takes no responsibility for any information regarding any Debtor whether furnished by Seller or obtained by Standby Purchaser from another source.

(i) As of the Assignment Time, Guarantor was the sole owner of the Buyer Common Stock delivered to satisfy the Consideration (the “Stock”) free and clear of Liens and had the right to sell and assign all of its right, title and interest in and to all of such Stock free and clear of Liens. This Agreement vests in Seller such Stock free and clear of all Liens.

Section 6. Covenants and Obligations.

(a) Promptly following the date of this Agreement, Standby Purchaser shall assist the Company and the Company Bank in marketing the sale of all Loans to one or more third party purchasers reasonably acceptable to Seller for net cash consideration equal to or in excess of the Brazilian Standby Purchase Price and on terms and conditions (i) that are no less favorable than the terms of this Agreement, except as reasonably agreed to by Seller or as needed to accurately reflect the parties and eliminate provisions relating to the Merger and Merger Agreement (including the conditions set forth on Schedule B and the provisions of Section 6(a) and (h) and Section 7 hereof) and may include customary conditions to the closing obligations of the third party purchaser(s) so long as those conditions do not create rights or liabilities other than the right of the third party purchaser(s) not to close or (ii) set forth under customary assignment documentation reasonably requested by such purchasers and reasonably acceptable to Seller. The Company shall be authorized to make the changes referenced in clauses (i) and (ii) above to the third party purchase agreement(s) and shall be a third party beneficiary of this sentence. Any sale of the Loans to one or more third party purchaser s must result in the purchase of all Loans and shall occur prior to the Closing (as defined in the Merger Agreement) of the transactions contemplated by this Agreement and the Merger Agreement.

(b) Promptly following the date of this Agreement, Standby Purchaser shall seek and obtain, and shall assist the Company and the Company Bank in seeking and obtaining, prior to the Closing Date and at Standby Purchaser’s sole cost and expense, all consents necessary or desirable to transfer the Assigned Property from Seller to Standby Purchaser, including, without limitation, consents from the Federal Reserve System, BNY Mellon, the Debtors and such other Persons as described on Schedule A hereto.

(c) All amounts received by Seller in respect of amounts due under or on account of the Assigned Property on and after the Assignment Time shall be held by Seller in trust for Standby Purchaser, and Seller shall promptly transfer any amounts so received to Standby Purchaser. All amounts received by Standby Purchaser in respect of amounts due under or on account of the Assigned Property prior to the Assignment Time shall be held by Standby Purchaser in trust for Seller, and Standby Purchaser shall promptly transfer any amounts so received to Seller.

(d) Seller, from time to time, at the reasonable request and reasonable cost and expense of Standby Purchaser, shall execute and deliver such further acknowledgments, agreements and instruments of assignment, transfer and assurance and do all such further acts and things as may be reasonably necessary or appropriate to give effect to the provisions hereof and to further confirm the rights, titles and interests hereby sold, assigned and transferred to Standby Purchaser. Pursuant to the above, Seller shall, upon Standby Purchaser’s reasonable request, (i) cooperate in communications providing for the transfer of each Loan’s ownership on the register of the bond registrar, and (ii) execute and deliver to Standby Purchaser such additional assignments, endorsements, financing statements and other documents as shall be required to convey or perfect Standby Purchaser’s right, title and interest in any of the Loans, Loan Documents, Assigned Property or security instruments.

(e) Within five Business Days after the Assignment Time, Seller shall deliver to Standby Purchaser the original executed Limited Power of Attorney in the form of Schedule D hereto and the executed notice of assignment in the form of Schedule C hereto.

(f) Within 30 days after the Assignment Time, Seller shall deliver to Standby Purchaser the original Loan Documents in Seller’s or Bank’s possession relating to the Assigned Property (copies of which have been provided to Standby Purchaser prior to the Assignment Time).

(g) The parties hereto agree that except as set forth in Sections 3 and 4 hereof, Seller has not heretofore made, nor does it make by this Agreement, any representations or warranties, and Seller assumes no liabilities or responsibilities, with respect to the due execution by any Debtor or the legality, validity, sufficiency, enforceability of or collectability under any Loan or any document related thereto. Except as set forth in Sections 3 and 4 hereof (subject to Section 6(h), SELLER CONVEYS THE ASSIGNED PROPERTY WITH ALL FAULTS AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

(h) The parties hereto agree that all of the representations and warranties in Section 4(a), (b), (c) and (d) by Seller (i) are based solely on, and are made assuming the truth and accuracy of, the representations and warranties of Company and Company Bank made, in writing, to Seller in the Merger Agreement or any certificate thereunder, and (ii) in each case, are made as of the date of such representations and warranties of Company and Company Bank.

(i) Seller will mark its electronic and written records to indicate that the Assigned Property has been sold to Standby Purchaser and Seller will treat the sale of the Assigned Property as a sale for accounting purposes. For tax reporting purposes, Seller will treat the sale from Seller in a manner that is consistent with the treatment for accounting purposes. Seller has no right to repurchase Assigned Property, and Seller retains no interest whatsoever in the Assigned Property.

Section 7. Indemnification. From and after the Effective Time, Standby Purchaser shall indemnify, defend, and hold Seller, Bank and its officers, directors, agents, partners, members, controlling entities, and employees (collectively, “Seller Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Seller Indemnitee incurs or suffers as a result of or arising out of a breach of any of Standby Purchaser’s representations, warranties, covenants or agreements in this Agreement. If the Loans are transferred to a third party pursuant Section 6(a), the foregoing indemnity shall not apply; otherwise, the foregoing indemnity is a continuing obligation, separate and independent from the other obligations of Standby Purchaser hereunder and survives closing of the transfer of the Loans to Standby Purchaser hereunder. It is not necessary for any Seller Indemnitee to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

Section 8. Severability. If any part of this Agreement shall be contrary to any law that Standby Purchaser might seek to apply or enforce or should otherwise be defective, the other provisions hereof shall not be affected thereby but shall continue in full force and effect, to which end they are hereby declared severable.

Section 9. Notices. Any notice required or permitted to be given by Seller or Standby Purchaser to the other shall be deemed to have been given if personally delivered or sent by overnight delivery or by telecopy confirmed by a writing addressed to the party at such address or addresses as shown beneath such party’s signature on the execution page hereof or at such other address as one party shall hereafter furnish to the other in writing.

Section 10. Headings. The headings of the paragraphs of this Agreement are for convenience only and shall not be used to interpret or construe this Agreement.

Section 11. Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 12. Entirety; Amendments. This Agreement contains the entire agreement between Seller and Standby Purchaser with respect to the subject matter hereof and supersedes all prior agreements and understandings relating thereto. No other agreement will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by Seller and Standby Purchaser. No representations, inducements, promises or agreements, oral or otherwise, that are not embodied herein (or any other written instrument or document delivered pursuant hereto or in connection herewith) will be of any force or effect.

Section 13. Assignment. This Agreement inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

Section 14. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflict of laws principles of such State that would apply the laws of another jurisdiction) shall govern the validity, construction, enforcement and interpretation of this Agreement and the rights of the parties hereunder.

Section 15. Waiver of Jury Trial. SELLER AND STANDBY PURCHASER HEREBY UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE ASSIGNED PROPERTY, ANY DEALINGS BETWEEN SELLER AND STANDBY PURCHASER RELATING TO THE SUBJECT MATTER HEREOF, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN SELLER AND STANDBY PURCHASER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 16. Consent to Jurisdiction; Service of Process.

(a) In connection with any issue or controversy arising in relation to this Agreement, the Loan Documents, the Assigned Property or the transaction contemplated thereby, the parties consent to the nonexclusive jurisdiction of the state courts of the State of New York and the United States District Court for the Southern District of New York.

(b) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9. Standby Purchaser hereby irrevocably and unconditionally (i) agrees that service of all writs, process and summonses in any suit, action or proceeding brought with respect to this Agreement may be made upon CT Corporation System, presently located at 111 Eighth Avenue, 13th Floor, New York, NY 10011 (the “Process Agent”) and Standby Purchaser hereby confirms and agrees that the process agent has been duly and irrevocably appointed as its respective agent to accept such service for a period ending on two years after the termination of this Agreement of any and all such writs, processes and summonses, and agrees that the failure of the process agent to give any notice of any such service of process to Standby Purchaser shall not impair or affect the validity of such service or of any judgment based thereon. If the Process Agent shall cease to serve as agent for Standby Purchaser to receive service of process hereunder, Standby Purchaser shall promptly appoint a successor agent satisfactory to Seller. Standby Purchaser hereby further consents to the service of process in any suit, action or proceeding by the mailing thereof by Seller by registered or certified mail, postage prepaid, at its notice address set forth in this Agreement, and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law, or shall limit the right to sue in any other jurisdiction.

[Remainder of page intentionally left blank; execution page follows.]

IN WITNESS WHEREOF, Seller and Standby Purchaser have executed this Agreement by one of their respective duly authorized officers, as of the date first above written.

SELLER:

BANK OF THE OZARKS, INC.

By:	/s/ Dennis James

Name:	Dennis James

Title:	EVP and Director of Mergers and Acquisitions

Address:	Bank of the Ozarks
17901 Chenal Parkway
Little Rock, Arkansas 72223
Telephone:	501-978-2258
Facsimile:	501-978-2282

STANDBY PURCHASER:

CBM SUBSIDIARY HOLDINGS, L.P.

/s/ Marcelo Faria de Lima
By: CBM Holdings Qualified Family, L.P., as General
Partner, Marcelo Faria de Lima
Name: Marcelo Faria de Lima
Title: General Partner

Address:	Av. das Nações Unidas
12.551, 15º andar, conjunto 1507
São Paulo, SP CEP 04578-000
Attention:	Mr. Marcelo Faria de Lima
Telephone:	55 11 3512-6801
Facsimile:	55 (11) 3512-6855

[EXECUTION PAGE OF STANDBY PURCHASE AGREEMENT]

SCHEDULE B

CONDITIONS PRECEDENT TO ASSIGNMENT

The obligations of Seller to sell the Assigned Property to Standby Purchaser are subject to Seller’s satisfaction with, or waiver of, the following conditions, including required deliverables in form and substance reasonably acceptable to Seller and at Standby Purchaser’s expense:

1. Merger. The Merger shall have become effective.

2. Representations. Both before and after giving effect to the Merger and the assignment of the Assigned Property, Standby Purchaser shall be in compliance in all material respects with the terms of this Agreement and the Company and the Company Bank shall be in compliance in all material respects with the terms of the Merger Agreement. Each representation and warranty made by Standby Purchaser herein and by the Company and the Company Bank in the Merger Agreement shall be true and correct in all material respects, as of the Assignment Time.

3. Absence of Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that challenges the transactions contemplated by this Agreement or the Merger Agreement, except for shareholder litigation arising out of or in connection with the Merger.

4. Consents. Seller shall have received satisfactory evidence that all consents and approvals of all Persons, including all requisite Governmental Authorities and the consents identified on Schedule E, needed or required for the consummation of the assignment of the Assigned Property shall have been received.

5. Consideration. The Guarantor shall be the owner of the number of shares of Buyer Common Stock that is equivalent to the Consideration and such shares shall be in the possession of Seller, or its agent.

6. Corporate Due Diligence. Seller shall have received, in form and substance satisfactory to Seller, updated certificates with respect to Standby Purchaser, certifying as to Standby Purchaser’s organizational documents, good standing and qualifications, resolutions or written consents, as applicable, incumbency and such other matters reasonably requested by and reasonably satisfactory to Seller. Any such documents previously provided to Seller shall not have been amended and shall remain in full force and effect, except as otherwise acceptable to Seller.

The obligations of Standby Purchaser to acquire the Assigned Property from the Seller are subject to the Standby Purchaser’s satisfaction with, or waiver of, the following conditions, including required deliverables in form and substance reasonably acceptable to Standby Purchaser:

1. Merger. The Merger shall have become effective.

2. Representations. Both before and after giving effect to the Merger and the assignment of the Assigned Property, Seller shall be in compliance in all material respects with the terms of this Agreement. Each representation and warranty made by Seller or Bank herein shall be true and correct in all material respects, as of the Assignment Time.

3. Consents. Standby Purchaser shall have received satisfactory evidence that all consents and approvals of all Persons, including all requisite Governmental Authorities and the consents identified on Schedule E, needed or required for the consummation of the assignment of the Assigned Property shall have been received.

SCHEDULE C

NOTICE OF ASSIGNMENT

                    , 2016

Bank of the Ozarks, Inc. (“Seller”) has absolutely sold and assigned to CBM Subsidiary Holdings, L.P. (“Standby Purchaser”) all of Seller’s right, title, interest and obligations in, to and under the following obligations (the “Loans”):

You are instructed to remit all amounts payable with respect to the Loans as follows until otherwise directed in writing by Standby Purchaser:

Wiring Info:
Routing Info:
Account #:
Bank Name:
Bank Address:

Reference:

Standby Purchaser’s address for notice purposes is:

BANK OF THE OZARKS, INC., Seller

By:
Name:
Title: Authorized Signatory

SCHEDULE D

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Bank of the Ozarks, Inc. (“Seller”), does hereby irrevocably make, constitute and appoint CBM Subsidiary Holdings, L.P. (“Standby Purchaser”) and any present or future officer of Standby Purchaser as its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, in the name of Seller, or otherwise to (a) take such actions to legalize this Limited Power of Attorney with the Consulate General of Brazil, (b) make such filings in the Information System – SISBACEN of the Central Bank of Brazil to effectuate the assignment from Standby Purchaser to Seller of the Loans with a Registro de Operacão Financeira number, (c) collect all sums due under the Loans listed in Exhibit A hereto (the “Loans”), (d) take possession of and to endorse in the name of Seller any instrument for payment of monies received on account of the Loans, (e) send notices of assignment to the obligors under the Loans and (f) file assignments, terminations and releases of Seller’s interests in the Loans and the property subject thereto. This Limited Power of Attorney shall expire, automatically and without further action, on                     , 2016.

Capitalized terms used herein but not defined shall have the meanings as set forth in the Standby Purchase Agreement between Seller and Standby Purchaser dated December 21, 2015.

Dated:                     , 2016.

IN WITNESS WHEREOF, Seller has caused its corporate name to be subscribed hereto by its authorized officer.

BANK OF THE OZARKS, INC.

By:

Name:

Title:	Authorized Signatory

STATE OF                                      )

                                                          ) ss.

COUNTY OF                                  )

The foregoing instrument was acknowledged before me this              day of                     , 2016 by                         of Bank of the Ozarks, Inc., an Arkansas corporation, on behalf of the corporation. He/She is personally known to me or has produced             as identification.

(Printed Name)
Notary Public

EXHIBIT A TO POWER OF ATTORNEY